Exhibit (j)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder Target 2013 Fund (formerly, Scudder Retirement Series
IV) (one of the series comprising Scudder Target Fund) in the Target Funds Prospectus, and "Independent Auditors and Reports to Shareholders" and "Financial Statements" in the Scudder Target 2013 Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 38 to the Registration Statement (Form N-1A, No. 33-30876) of our report dated September 4, 2002 on the financial statements and financial highlights of Scudder Target 2013 included in the Annual Report dated July 31, 2002.


                                                            ERNST & YOUNG LLP
                                                           /s/ Ernst & Young LLP

Boston, Massachusetts
February 12, 2003